Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2012 FOURTH QUARTER AND FULL YEAR

SALES RESULTS AND UPDATES EARNINGS GUIDANCE

•	Reports Fourth Quarter Same Store Sales Increase of 6.5%

•	Reports Fiscal 2012 Same Store Sales Increase of 2.5%

•	Narrows Fourth Quarter Earnings Guidance to a Range of $0.17 – $0.19 per Diluted Share Compared to Prior Year Earnings per Diluted Share of $0.00 (Including a $0.05 Impairment Charge)

EL SEGUNDO, Calif., January 14, 2013 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results for the fiscal 2012 fourth quarter and full year ended December 30, 2012.

For the fiscal 2012 fourth quarter, net sales were $243.6 million, compared to net sales of $226.7 million for the fourth quarter of fiscal 2011. Same store sales increased 6.5% for the fourth quarter of fiscal 2012. The Company’s merchandise margins increased approximately 20 basis points from the fourth quarter of fiscal 2011.

For the fiscal 2012 full year, net sales increased to $940.5 million from $902.1 million for the fiscal 2011 full year. Same store sales increased 2.5% for the fiscal 2012 full year.

For the fiscal 2012 fourth quarter, the Company now expects to realize earnings per diluted share in the range of $0.17 to $0.19. During the fiscal 2011 fourth quarter, the Company’s earnings per diluted share were $0.00, including a non-cash impairment charge of $0.05 per diluted share. For the fiscal 2012 full year, the Company now expects to realize earnings per diluted share in the range of $0.67 to $0.69, including store closing and non-cash impairment charges of $0.04 per diluted share, compared to earnings per diluted share for fiscal 2011 of $0.53, including non-cash impairment charges of $0.07 per diluted share.

“We are pleased to report strong sales results for our 2012 fourth quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “The same store sales increase of 6.5% represented our largest quarterly same store sales increase in over ten years. Our sales comped positively in the mid-single-digit range for our October and November periods and comped positively in the high single-digit range for our December period. All three of our major merchandise categories comped positively for the quarter, with hardgoods being our strongest category followed by apparel and footwear. Our balance sheet was further strengthened during the quarter, as our positive cash flow allowed us to reduce borrowings under our revolving credit facility to $47.5 million at year-end from $63.5 million at the end of last year.”

The Company expects to issue earnings results for the fiscal 2012 fourth quarter and full year by the end of February.

ICR XChange Investor Conference

As previously announced, the Company will be presenting at the 15th Annual ICR XChange Conference, held at The Fontainebleau Miami Beach Hotel in Miami, Florida, on Wednesday, January 16, 2013, at 10:40 a.m. EST. During the presentation, the Company will discuss sales results for the fourth quarter and full year of fiscal 2012. The audio portion of the presentation will be webcast live at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 414 stores in 12 states under the “Big 5 Sporting Goods” name as of the end of the fiscal year ended December 30, 2012. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2011 and Quarterly Report on Form 10-Q for the third quarter of fiscal 2012. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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